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                             Exhibit 6.3

                Media Relations Cooperation Agreement

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
                                     MERGER
                                 COMMUNICATIONS

                      Media Relations Cooperation Agreement

1.  Parties involved and the Purpose of Cooperation

This Media Release Corporation Agreement (the "Agreement") is by, and between Merger Communications, Inc. - ("Merger") and MarketCentral.net Corp. (the "Company").

The object of the Agreement is to increase the visibility and awareness of the Company, its technology and its products and services by obtaining publicity for the Company, only as approved by the Company.

2.  Duties

Merger's sole duty is to take care of the Company's media relations activities according to this agreement.

2.1 Press Release

Merger will produce as many press releases as necessary and appropriate. The preparation of these press releases will take place using material and information provided by the Company and may include additional information that Merger finds through its research. Press releases must be approved by the Company in accordance with Section 3 hereof before being delivered to the media by Merger.

Merger may print the press releases or other printed materials on the Company's letterhead and use the Company's envelopes for these operations, Merger may also imprint the press releases or other written materials with the Company's logo for electronic distribution. When appropriate, Merger will mail the press releases via First Class mail to the media.

Merger shall be responsible  for  distributing  to two (2) press releases and/or article ideas per calendar month via a national newswire service. Expenses for distributing additional (more than two) press releases/article ideas via newswire service shall be billed to the Company as described in Section 8 hereof. Expenses for distributing press releases via fax and mail shall be included in this Agreement, except where designed otherwise in this Agreement. Merger is responsible for all expenses related to the printing of press releases.

2.2 Article ideas

Merger will attempt to arrange for as many journalists in the appropriate media to cover the Company and all related issues and stories in a matter that enhances the Company's image, awareness and perceived value. Merger will contact

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freelance  journalists and journalists at key media through phone  conversations and via fax and email to introduce article ideas representing the Company and its products, services and technologies. Other article ideas that will promote the Company or its products, services and technology in the context of a related story will also be offered to the journalists in the same manner. Article ideas and other material must always be approved by the Company in accordance with
Section 3 before being delivered to the media. All expenses related to the marketing and distribution of article ideas shall be included in this agreement as described in Section 8 hereof, except where designated otherwise in this Agreement.

2.3 Video Production

Merger will attempt to arrange for as many journalists in the electronic media (television, radio and Internet) to cover the Company and all related issues, events and stories in a manner that enhances the Company's image, awareness and perceived value. In order to achieve the best possible results, Merger may need to produce raw video footage and edit that footage for distribution to the media. If necessary, and pre-approved by the Company, Merger shall produce or arrange for the production of this video, and then market and distribute the video. The expenses related to these services shall be included in this Agreement as described in Section 8 hereof, except where designated otherwise in this Agreement.


2.4 Clipping Service and Reporting

Merger will arrange for press clipping service for the Company of all correspondence articles involving the Company, as desired for by the Company. Merger will furnish the Company wih copies of all Company related articles published during the Agreement. The expenses related to these services shall be included in this agreement as described in Section 8 hereof, except where designated otherwise in this Agreement.

3.  Approval by the Company

Each final draft of any document to be delivered to the media must be signed by a designee of the Company, confirming that the release or article idea has been carefully read and reviewed and that the statements set forth in the attached document are complete and accurate in all material respects. This signed approval must be received by Merger prior to the release of the document. Merger will assume responsibility for getting appropriate approval from other companies mentioned in the Companies press release and article ideas.

4.  Liability

Mergers activities are strictly Media / Public Relations-related. Because Merger's activities are directed by and pre-approved by the Company, and are based on the information it receives from the Company, Merger assumes no liability or responsibility related to said activities, or any consequences related to said activities, or their use or misuse.

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5.  Anti-Recruiting

Neither the Company nor Merger shall recruit any of the other party's employees or other affiliated personnel during or for six (6) months after the termination of this Agreement.

6.  Handling the Agreement Contract to a Third Party

This Agreement cannot be released to a third party without written approval of the non-releasing party. This Agreement will be written in two identical copies, one for both parties involved.

7.  The Validity of the Agreement

This effective date of this Agreement id 3/30/99 and it will continue in full force and effect until terminated by Merger or the Company through the means outlined in this Agreement. This Agreement can be terminated by either party after 6/30/99 by the means set forth in Section 8 of this Agreement.

8.  Financial Information

For the above media relations services, Merger will be compensated by the Company in the amount of three thousand dollars ($3,000) for each months this Agreement is valid. The above prices do not include taxes.

If this Agreement is canceled and a partial month's payment is due to Merger, that period's cash payment shall be prorated according to the number of days in that pay period and the Company shall make payment of that adjusted amount to Merger immediately.

Payment for the first month's invoice ($3,000) is due to Merger upon the signing of this Agreement. All subsequent invoices shall be paid to Merger within fourteen (14) days of their receipt by the Company.

Payment for all pro-approved out of pocket expenses, such as but not limited to, expenses related to video production, duplication or monitoring services (section 2-3), necessary travel or additional press release/article idea distribution via newswire services (section 2.1), shall be invoiced to the Company immediately upon occurrence. All out of pocket expenses over to hundred dollars ($200,00) shall he pre-approved by the Company prior to being undertaken by Merger.

This Agreement shall be reviewed by Merger and the Company on a quarterly basis (on or about the first (1st day of July, October, January and April) for as long as this Agreement is valid. If either party decides during the quarterly reviews changes are necessary, both parties shall either agree to make changes or cancel this Agreement immediately.

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9.  Miscellaneous

9.1 Notes

All reports, communications, requests, demands or notices required by or permitted under this Agreement shall be in writing and shall be deemed to be duly given on the date same is sent and acknowledged via hand delivery, facsimile reputable overnight delivery service (with a copy simultaneously sent by registered mail), or, if maps five (5) days after mailing by certified or registered mail, return receipt requested , to the party concerned at the following address:

                           Merger Communications, Inc.
                           1770 St. James Place, Suite 515
                           Houston, TX 77056
                           Tel.- (713) 267-2329
                           Fax: (713) 572-2566
                           Attn: David Drake

                           Marketcentral.net Corp
                           300 Mercer Street, Suite 26J
                           New York.  NY 10003
                           Tel- (977) 257-3607
                           Fax: (604) 257-3512
                           Attn; Frank Evanshen

Any party may change the address to which such notices and communications shall be sent by written notice to the other Parties, provided that any notice of change of address shall be effective only upon receipt,

9.2 Integration

This Agreement sets forth the entire Agreement and understanding between the parties, or to the subject matter hereof and superseded and merges all prior discussion, arrangements and agreements between them.

9-3 Amendments

This Agreement may not be amended or modified except by written instrument signed by each of the parties hereto.

9.4 Interpretation

This Agreement shall be construed by and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflict of law. The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in any interpretation of this Agreement.

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9.5 Jurisdiction,

The parties hereby (I) agree that the State and federal courts sitting in the State of Texas, County of Harris shall have exclusive jurisdiction in any action arising ou of or connected in any way with this Agreement; (ii) each consent to personal jurisdiction of and vune in any such matter; and (iii) further agree that the service of process or of any other papers with respect to such proceedings upon them by mail in accordance with the provisions set out in
Article 9.1 hereof shall be deemed to have been duly given to and received by them five (5) days after the date of certified mailing and shall constitute good, paper and effective service.

9.6 Severability

In the event that any one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.7 Waiver

No failure or delay on the part of either party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof of the exercise of any other power or right. No waiver by either party of any provision of this Agreement, or of any breach of default, shall be effective unless in writing and signed by the party whom such waiver is to be enforced. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity.

9.8 Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed an original.